Exhibit 99.1

For: Authentidate Holding Corp.

Investor Contacts:	Media Contacts:
Todd Fromer / Garth Russell	Erika Kay
KCSA Worldwide	KCSA Worldwide
212-896-1215 / 212-896-1250	212-896-1208
tfromer@kcsa.com / grussell@kcsa.com	ekay@kcsa.com

Authentidate Holding Corp. Announces Fiscal 2008 First Quarter Results

– – –

BERKELEY HEIGHTS, N.J., November 6, 2007 – Authentidate Holding Corp. (NASDAQ: ADAT), a worldwide provider of software and web-based services that enable enterprises and individuals to exchange information securely and conduct trusted business transactions, today announced financial results for the three months ended September 30, 2007.

Suren Pai, Chief Executive Officer of Authentidate, stated, “Moving into fiscal 2008, we believe we are better positioned than ever to grow revenues and drive value for our shareholders. We expect continued steady growth in our German business and an acceleration of revenue growth in our U.S. business throughout the remainder of the fiscal year.”

Total revenues for the three months ended September 30, 2007 increased approximately 19% to $1,048,000 compared to $883,000 for the same period last year. These results reflect increases in transaction volumes and new customers in both our U.S. and German operations.

Net loss from continuing operations for the first quarter of fiscal 2008 was $4,583,000, or $0.13 per share, compared to $4,295,000, or $0.12 per share, from continuing and discontinued operations for the same period last year. Net loss for the first quarter of fiscal 2008 includes incremental legal expenses for on-going actions, severance and certain non-operating expenses of approximately $1,100,000, or $0.03 per share. The net loss for the prior year quarter included approximately $550,000 for incremental legal expenses.

Commenting on the quarter, CEO Suren Pai stated, “Revenue growth for the first quarter was driven by the increasing acceptance of our software and services. The increase in net loss reflects incremental legal expenses, severance costs and certain non-operating expenses, while our expenses for continuing operations have decreased compared to the prior year quarter. Excluding non-operating items, we have also reduced our monthly operating cash use for the quarter to just under $1,000,000.”

As of September 30, 2007, the Company’s cash and marketable securities totaled $28,012,000, and deferred revenue totaled $1,291,000.

Conference Call

Management will host a conference call at 4:30 p.m. ET on Tuesday, November 6, 2007, to discuss the latest corporate developments and results. The dial-in number for callers in the U.S. is (888)-694-4676 and the dial in number for international callers is (973)-582-2737. The access code for all callers is 9353215. To access the live webcast, visit www.authentidate.com, click the “About Us” link, followed by “Investor Relations” on the drop-down menu and then the “Audio Archives” link. Following the conclusion of the call, the webcast will also be archived on the Company’s website.

A replay of the call will be available through November 13, 2007. To access the replay, please dial (877)-519-4471 in the U.S. and (973)-341-3080 internationally, and then enter the access code 9353215. A live webcast will be available on the Company’s website.

About Authentidate Holding Corp.

Authentidate Holding Corp. is a worldwide provider of software and web-based services that enable enterprises and individuals to exchange information securely and conduct trusted business transactions. Our offerings are targeted at enterprises and office professionals, and incorporate security technologies such as electronic signing, identity management, and content authentication to electronically facilitate secure and trusted transactions. In the United States, we also offer our proprietary and patent pending content authentication technology as a web-based service in the form of the United States Postal Service® Electronic Postmark®.

The company operates its business in the United States and Germany. For more information, visit the company’s website at http://www.authentidate.com.

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Act of 1934. When used in this release, the words “believe,” “anticipate,” “think,” “intend,” “plan,” “will be,” “expect,” and similar expressions identify such forward-looking statements. Such statements regarding future events and/or the future financial performance of the Company are subject to certain risks and uncertainties, which could cause actual events or the actual future results of the Company to differ materially from any forward-looking statement. Such risks and uncertainties include, among other things, the availability of any needed financing, the Company’s ability to implement its business plan for various applications of its technologies, related decisions by the USPS, the impact of competition, the management of growth, and the other risks and uncertainties that may be detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

Authentidate is a registered trademark of Authentidate Holding Corp. Inscrybe and MyInscrybe are trademarks of Authentidate Holding Corp. All other trade names are the property of their respective owners.

This document is available on the KCSA Worldwide Website at www.kcsa.com.

Tables follow:

Authentidate Holding Corp. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except per share data)	September 30, 2007 (Unaudited)	June 30, 2007

Assets
Current assets
Cash and cash equivalents	$8,562	$8,735
Restricted cash	521	521
Marketable securities	19,450	22,896
Accounts receivable, net	760	1,543
Prepaid expenses and other current assets	809	399

Total current assets	30,102	34,094
Property and equipment, net	996	1,078
Note receivable, net of deferred gain of $2,000	—	—
Other assets
Software development costs, net	2,578	2,463
Goodwill	7,341	7,341
Other assets	1,562	1,609
Assets held for sale	2,119	2,119

Total assets	$44,698	$48,704

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$4,407	$3,992
Deferred revenue	1,151	1,230
Other current liabilities	127	157

Total current liabilities	5,685	5,379
Long-term deferred revenue	140	140

Total liabilities	5,825	5,519

Commitments and contingencies
Shareholders’ equity
Preferred stock $.10 par value; 5,000 shares authorized Series B, 28 shares issued and outstanding	3	3
Common stock, $.001 par value; 75,000 shares authorized, 34,449 and 34,430 issued and outstanding on September 30, 2007 and June 30, 2007, respectively	34	34
Additional paid-in capital	164,636	164,336
Accumulated deficit	(125,726)	(121,125)
Accumulated other comprehensive loss	(74)	(63)

Total shareholders’ equity	38,873	43,185

Total liabilities and shareholders’ equity	$44,698	$48,704

Authentidate Holding Corp. and Subsidiaries

Condensed Consolidated Statement of Operations

(Unaudited)

	Three Months Ended September 30,
(in thousands, except per share data)	2007	2006
Revenues
Software licenses and support	$547	$514
Hosted software services	501	369

Total revenues	1,048	883

Operating expenses
Cost of revenues	454	384
Selling, general and administrative	4,557	4,283
Product development	772	901
Depreciation and amortization	379	274

Total operating expenses	6,162	5,842

Operating loss	(5,114)	(4,959)
Other income	531	590

Loss from continuing operations	(4,583)	(4,369)
Income from discontinued operations	—	74

Net loss	$(4,583)	$(4,295)

Basic and diluted loss per share
Continuing operations	$(0.13)	$(0.12)
Discontinued operations	—	—

Basic and diluted loss per share	$(0.13)	$(0.12)